Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121         858-373-1600      www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-954-1100
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS BANK LINE INCREASED TO $30 MILLION,

AND EXTENDED TO OCTOBER 2008

SAN DIEGO, CA, October 13, 2006 – InfoSonics Corporation (NASDAQ: IFON), one of the fastest growing distributors of wireless handsets serving Latin America and the United States, announced today that it has agreed to extend its Credit Agreement with Wells Fargo HSBC Trade Bank, N.A. for two years, expiring in October 2008 and has increased its available borrowing capacity to $30 million.  The amount available under the revolving credit facility is based on accounts receivable and inventory levels. The Wells Fargo HSBC Trade Bank is a joint venture of Wells Fargo and HSBC.

“With this expanded facility, we have the financial capacity to continue executing our strategy and meet the needs of our carrier customers,” said Jeff Klausner, Chief Financial Officer of InfoSonics.  “The confidence Wells Fargo has shown in InfoSonics is a powerful endorsement of our strategy and recognition of the robust market opportunities that exist.”

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories, providing end-to-end handset and wireless terminal solutions for network operators in both Latin America and the United States.  These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services, and end user support. For more information, please visit http://www.infosonics.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this report that are forward-looking statements, including without limitation to statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) significant changes in supplier terms and relationships; (7) termination of a supply or services agreement with a major supplier or product supply shortages; (8) continued consolidation in the wireless handset carrier market; (9) extended general economic downturn; (10) loss of business from one or more significant customers; (11) customer and geographical accounts receivable concentration risk; (12) rapid product improvement and technological change resulting in inventory obsolescence; (13) future terrorist or military actions; (14) the loss of a key executive officer or other key employees; (15) changes in consumer demand for multimedia wireless handset products and features; (16) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (17) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives may result in additional non-cash income or expenses; (18) seasonal buying patterns; (19) dependency on Latin American sales; and (20) uncertain political and economic conditions internationally; (21) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights; and (22) the resolution of any litigation against the company.  Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q, for the quarter ended June 30, 2006; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.